Exhibit 99.1

                                  News Release

Release Date:     Thursday, October 27, 2005

Release Time:     Immediate

Contact:          Eric E. Stickels, Executive Vice President and Chief Financial
                  Officer

Phone:            (315) 366-3702

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Oneida Financial Corp. to Expand Insurance Agency Operations
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      Oneida, NY, October 27, 2005 - Oneida Financial Corp. (NASDAQ: ONFC), the
parent company of The Oneida Savings Bank, announced today that the company intends to acquire an additional insurance agency operating in Central New York State. A Letter of Intent has been executed to acquire Parsons, Cote & Company, Inc., an insurance agency operating in North Syracuse, New York.

      Oneida Financial Corp. currently conducts insurance and financial service activities through Bailey & Haskell Associates, Inc., an insurance agency that operates as a wholly owned subsidiary of The Oneida Savings Bank. The insurance subsidiary does business as the Bailey Haskell & LaLonde Agency with offices in Oneida, Canastota, Cazenovia, Chittenango, Liverpool, North Syracuse and New Hartford.

      Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp. stated, "The expansion of our insurance and financial services operation in North Syracuse and surrounding areas will enable our company to better serve our customers, complement our current market areas and provide an improved return to our shareholders." Richard E. Cote, President of Parsons, Cote & Company, Inc. stated, "The added depth of insurance professionals and the broad range of products available through the Bailey Haskell & LaLonde agency will significantly enhance my ability to assist local customers." Kallet added, "Mr. Cote will continue to work with his existing clients and introduce new relationships to Oneida Financial Corp.'s team of banking, insurance and financial services professionals."

      The acquisition is expected to be completed early next year, subject to the execution of a definitive purchase agreement and necessary regulatory approvals.

      Oneida Financial Corp. reported total assets at September 30, 2005 of $446.6 million and shareholders' equity of $53.0 million. The Company's wholly owned subsidiaries include; The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank, State Bank of Chittenango, a state chartered limited-purpose commercial bank and the Bailey & Haskell Associates, Inc., an insurance and financial services company. Oneida Savings Bank was established in 1866 and operates eight full-service banking offices in Madison and Oneida counties.